UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2022

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	NKTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On April 14, 2022, Nektar Therapeutics (“Nektar”) and Bristol-Myers Squibb Company (“BMS”) announced results from the pre-planned analyses of the Phase 3 PIVOT-09 clinical trial (the “PIVOT-09 Trial”) evaluating bempegaldesleukin (“BEMPEG”) in combination with Opdivo (nivolumab) in patients with previously untreated advanced or metastatic renal cell carcinoma (“RCC”) and the Phase 2 PIVOT-10 clinical trial (the “PIVOT-10 Trial”) evaluating BEMPEG in combination with Opdivo in patients with cisplatin-ineligible, locally advanced or metastatic urothelial cancer.

In the PIVOT-09 Trial, Nektar and BMS were informed by an independent Data Monitoring Committee (“DMC”) that a final analysis of objective response rate (“ORR”) as assessed by Blinded Independent Central Review (“BICR”) showed that BEMPEG in combination with Opdivo did not meet the prespecified boundary for statistical significance in comparison to the tyrosine kinase inhibitor (“TKI”) control arm in the International Metastatic Renal Cell Carcinoma Database Consortium intermediate/poor-risk or all-risk populations. An interim analysis of overall survival (“OS”) also did not meet the prespecified boundary for statistical significance in either of these populations. Given that there was no clinical benefit in the doublet therapy arm compared to the TKI arm, the companies have decided to unblind the trial and to perform no additional analyses for the OS endpoint.

In the separate PIVOT-10 Trial, a final ORR analysis assessed by BICR showed that BEMPEG in combination with Opdivo did not reach an efficacy threshold to support continuing the program in urothelial carcinoma.

Based on results from these studies, Nektar and BMS have jointly decided to end the global clinical development program for BEMPEG in combination with Opdivo. In addition to these studies, all other studies of BEMPEG in combination with Opdivo, including a pivotal study in muscle-invasive bladder cancer (CA045-009), a Phase 1/2 study of the doublet therapy in combination with TKI therapy in 1L RCC (CA045-011) and a Phase 1/2 study in recurrent and/or refractory pediatric tumors (CA045-020), will be discontinued, allowing patients and their physicians to consider standard of care treatment options for their specific conditions.

A copy of the press release issued in connection with the announcement is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Further, in consultation with SFJ Pharmaceuticals and based upon a recommendation from an independent DMC, Nektar has made the decision to discontinue its Phase 2/3 PROPEL-36 study of BEMPEG in combination with Keytruda (pembrolizumab) in patients with metastatic or unresectable recurrent squamous cell carcinoma of the head and neck. In addition, Nektar has also decided to discontinue its Phase 1/2 PROPEL study of BEMPEG in combination with Keytruda in locally advanced or metastatic solid tumors, including non-small cell lung cancer. For all discontinued studies, Nektar will evaluate its options in order to determine the most efficient plan for the responsible wind-down of the clinical program for BEMPEG.

Prior to the release of its financial results for the first quarter of 2022, Nektar expects to announce a new strategic plan to meet the cash runway goal that was discussed during Nektar’s call with investors on March 14, 2022.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release titled “Nektar and Bristol Myers Squibb Announce Update on Clinical Development Program for Bempegaldesleukin (BEMPEG) in Combination with Opdivo (nivolumab).”
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEKTAR THERAPEUTICS

Date: April 14, 2022	By:	/s/ Mark A. Wilson
Mark A. Wilson
General Counsel and Secretary

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